                                    EXHIBIT A

                           Transactions in the Shares

Activity Type       Quantity         Trade Date        Price Per Share ($)
-------------       --------         ----------        -------------------

Buy                 1,000            02/21/06          6.20

Buy                 225              02/22/06          6.11

Buy                 500              02/23/06          6.10

Buy                 400              02/24/06          6.10